Christopher Chillingworth Named Cylink's Acting Chief Financial Officer

         SANTA CLARA, Calif.--(BUSINESS WIRE)--Nov. 6, 2000--Cylink Corporation (Nasdaq:CYLK - news) today announced that Christopher Chillingworth, formerly Cylink's Corporate Controller, has been appointed Acting Chief Financial Officer. He succeeds Roger A. Barnes, who has resigned to become president & chief executive officer of GeoTouch, Incorporated.

         "We are very pleased that Chris Chillingworth has accepted this exciting opportunity to increase his contribution to the Cylink management team. We wish Roger well in his new responsibilities and thank him for his contributions to Cylink," said William P. Crowell, president and chief executive officer.

         Cylink Corporation

         Cylink Corporation develops, markets and supports a comprehensive family of secure e-business solutions. Founded in 1983, the Company was the first created to market security solutions that protect communications with public key cryptography. Cylink and its wholly owned subsidiaries serve Fortune 500 companies, multinational financial institutions, and government agencies worldwide.